Exhibit 10.1
Intercompany Demand Note

This INTERCOMPANY DEMAND NOTE ("Note"), dated as of November 12, 2015, is entered into by and between Independence Holdings, LLC, a Delaware limited liability company (the "Borrower") and a wholly-owned subsidiary of Springleaf Holdings, Inc. ("Parent"), and Springleaf Financial Cash Services, Inc., a Delaware corporation (the "Lender"), in connection with Parent's proposed acquisition (the "OneMain Acquisition") of OneMain Financial Holdings, LLC ("OneMain") pursuant to a Stock Purchase Agreement, dated as of March 2, 2015 (the "Purchase Agreement"), by and between Parent and CitiFinancial Credit Company ("Seller"). Pursuant to a letter agreement to the Purchase Agreement, Parent has assigned its rights and obligations under the Purchase Agreement to Borrower.

FOR VALUE RECEIVED, the Borrower does hereby promise to pay to the order of the Lender the principal amount of each Advance (as defined below) to the Borrower, and interest thereon, as specified below.

1.
Advances and Payments. The Lender, at its sole discretion, may choose to make advances to the Borrower from time to time on any business day in same-day funds ("Advance") in an aggregate amount outstanding from time to time not to exceed $3,550,000,000. The Borrower may borrow, repay and reborrow under this Note; provided, however, that no Advances shall be made to the Borrower on or after December 31, 2019. Each Advance may be made upon notice by the Borrower on the day of the Advance to the Lender specifying the amount of the Advance.

All principal and interest on the Note shall be due and payable in full on December 31, 2019, and, in addition, the Lender may demand payment on principal and interest on the Note, in part or in full, at any time prior to December 31, 2019. The Borrower may repay part or all of any Advance and interest thereon at any time without premium or penalty.

2.
Recording Advances & Payments. Each Advance made by the Lender to the Borrower and all payments made on account of principal and interest hereof shall be recorded by the Lender and confirmed to the Borrower on a regular basis, which amounts are incorporated by reference as a part of this Note. The Lender's records for advances, payments and interest charges will be deemed correct and binding in the absence of manifest error.

3.
Computation and Payment of Interest. Interest will accrue on the unpaid principal amount of each Advance until such principal amount is paid in full, at a rate per quarter equal to the Applicable Rate. "Applicable Rate" means (i) for each quarter beginning January 1 through March 31, the Lender's cost of funds (determined according to a method established by the Lender from time to time) for the month of December immediately preceding such quarter, (ii) for each quarter beginning April 1 through June 30, the Lender's cost of funds (determined according to a method established by the Lender from time to time) for the month of March immediately preceding such quarter, (iii) for each quarter beginning July 1 through September 30, the Lender's cost of funds (determined according to a method established by the Lender from time to time) for the month of June immediately preceding such quarter, and (iv) for each quarter beginning October 1 through December 31, the Lender's cost of funds (determined according to a method established by the Lender from time to time) for the month of September immediately preceding such quarter. All interest calculations shall be made on the basis of a 360-day year of twelve 30-day months. Any interest computation under this Note will be at not more than the highest rate permitted by applicable law. Interest on the unpaid principal balance outstanding from time to time shall be paid semi-annually, unless payment is demanded by the Lender more frequently, or as otherwise agreed to by the Lender and the Borrower from time to time. Any interest that accrues and remains unpaid will be added to the unpaid principal balance outstanding.

4.
Manner of Payment. All payments to be made by the Borrower on account of such borrowings hereunder shall be made without set-off or counterclaim in lawful currency of the United States of America and in immediately available funds.

5.
Events of Default. In the event that the Borrower shall fail to pay principal or interest when due (including on demand), the Lender may declare all outstanding principal and all interest thereon to be due and payable, whereupon all principal and all interest thereon shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

In the event that the Borrower: (a) becomes bankrupt or insolvent; or (b) invokes the benefit of, or is subject to any laws for the protection, rehabilitation or liquidation of insolvent debtors; all principal and all interest thereon shall immediately become and be due and payable, without further action by the Lender or any other person and without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

6.
Covenants. So long as any indebtedness under this Note remains unpaid, and so long as the Lender shall have the obligation to make Advances hereunder, unless the Lender shall otherwise consent in writing, the Borrower shall:

(a)    Corporate Matters. Preserve and maintain its limited liability company or corporate existence, as the case may be, and take all reasonable action to maintain all rights, privileges and franchises necessary to the normal conduct of its business except for rights, privileges and franchises the loss of which would not in the aggregate have a material adverse effect on the business, operations or financial or other condition of the Borrower.

(b)    Inspection of Property: Books and Records. Keep proper books or records and accounts in which full, true and correct entries in conformity with sound business practice and all requirements of law applicable to the Borrower shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable times and as often as the Lender may reasonably desire.

(c)    Further Assurances. Take, or cause to be taken, all other actions reasonably necessary or desirable to preserve and defend the rights of the Lender to payment hereunder, and to assure to the Lender the benefits hereof.

(d)    Use of Proceeds. The Borrower shall use the proceeds of the Advances for the purpose of funding a portion of the purchase price payable to Seller pursuant to the Purchase Agreement as consideration for the OneMain Acquisition and, with respect to any proceeds not so used, for general corporate purposes, in each case, not in violation of any applicable laws or, to the extent such proceeds are contributed to OneMain or any of its Restricted Subsidiaries (as such term is defined in the Indenture of OneMain, dated as of December 11, 2014, relating to its 6.75% Senior Notes due 2019 and its 7.25% Senior Notes due 2021 (the "HY Indenture")), the HY Indenture.

7.	Representations and Warranties.

(a)    Organization. The Borrower is a limited liability company which has been duly organized and is validly existing and in good standing under the laws of the state of Delaware, with the power and authority to own its properties and transact the business in which it is now engaged or in which it proposes to engage.

(b)    No Conflict, Default or Violation. Neither the execution and delivery of this Note, nor the performance of the Borrower's obligations under this Note, nor the consummation of the transactions herein contemplated shall (i) conflict with or result in a breach of any of the terms or provisions of or constitute a default under, with or without notice or lapse of time or both, any indenture, contract, agreement, instrument or other undertaking to which the Borrower is a party or by which it is bound or to which any of the property or assets of the Borrower is subject, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever, upon any of the property or assets of the Borrower, (ii) result in any violation of the provision of its certificate of formation, limited liability company agreement or other governing documents, or (iii) conflict with or result in a breach of any provision of any statute or any order, decree, judgment, rule or regulation of any court or any regulatory authority or other governmental agency or body having jurisdiction over the Borrower or any of its properties, except in the case of clauses (i) and (iii) as could not reasonably be expected to have a material adverse effect.

(c)     Due Authorization. The execution and delivery by the Borrower of this Note have been duly authorized by all requisite corporate action on the part of the Borrower and the Note constitutes the valid and legally binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

8.
Conditions to Advances. The Lender shall have received, on or prior to the date of such Advance, (a) this Note, executed by a duly authorized officer of the Borrower, and (b) such other documents which may be reasonably requested by the Lender.

9.	Amendments. Neither this Note nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and Lender.

10.
Governing Law; Severability. This Note shall be governed by, and construed in accordance with, the laws of the State of Indiana. In the case of any one or more of the provisions contained in this Note should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

11.
Entire Agreement. This Note and any other documents referred to herein, contain the entire and only agreement between the Lender and the Borrower concerning the subject matter hereof, and any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect.

12.
Failure to Act Not a Waiver. Neither the failure nor any delay on the part of the Lender to exercise any right, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise of such right, power or privilege or any exercise of any other right, power or privilege.

13.
Successors and Assigns. This Note shall be binding upon and inure to the benefit of, and be enforceable by, the Borrower and the Lender, their respective successors and assigns, except that no party may assign or otherwise transfer any of its obligations, rights or interests in or to this Note hereunder without the prior written consent of the other party hereto.

14.
Notices. All notices required in writing under this Note shall be considered as having been given by one party to the other upon the latter party's receipt of same. All such notices shall be transmitted by registered or certified mail, by facsimile or by personal delivery. Such written notice shall be sent to the attention of the Treasurer and the General Counsel of the relevant party.

15.
Counterparts. This Note may be executed by one or more of the parties to this Note on any number of separate counterparts (including by telecopy), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by telecopy shall be effective as delivery of a manually executed counterpart.

16.	Section Headings. The section titles contained in this Note are, and shall be, without substantive meaning or content of any kind whatsoever and are not part of the agreement of the parties hereto.

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK)

IN WITNESS WHEREOF, each of the Borrower and the Lender has executed this Note as of the date first written above.

INDEPENDENCE HOLDINGS, LLC, as Borrower

By:     /s/ Rhonda Jenkins
    Name:    Rhonda Jenkins    Title:     Assistant Treasurer

SPRINGLEAF FINANCIAL CASH SERVICES, INC., as Lender

By:     /s/ Rhonda Jenkins
    Name:    Rhonda Jenkins    Title:    Assistant Treasurer